                                                                   EXHIBIT 10.10

                               ESCROW AGREEMENT
                               ----------------


     This ESCROW AGREEMENT ("Agreement") is made as of the 16 day of April, 1998, by and among VDC Corporation Ltd. ("Buyer"), PortaCom Wireless, Inc. ("Debtor"), the Official Committee of Unsecured Creditors of PortaCom Wireless, Inc. ("Committee"), and Klehr, Harrison, Harvey, Branzburg & Ellers LLP ("Escrow Agent").

                                   BACKGROUND
                                   ----------

     A. On March 23, 1998, Debtor filed a Voluntary Petition for relief under Chapter 11 of Title 11 of the United States Code ("Code"), commencing a case in the United States Bankruptcy Court for the District of Delaware (the "Court"), which is pending at number 98-661 (the "Case").

     B. The Office of the United States Trustee thereafter appointed the Committee.

     C. Prior to the commencement of the Case, Debtor and Buyer were parties to an asset purchase agreement and amendments thereto, pertaining to Debtor's agreement to sell to Buyer its interest in and to 2,000,000 shares of common stock ("MAC Shares") of Metromedia Asia Corporation ("MAC") and warrants to purchase an additional 4,000,000 shares of MAC common stock with a strike price of $4.00 per share ("MAC Warrants").

     D. Debtor and Buyer negotiated the terms of an asset purchase agreement to be entered into in the Case and approved by the Court ("Purchase Agreement") and agreed upon the procedures pursuant to which the Purchase Agreement would be submitted to the Court for approval.

     E. Together with the petition commencing the Case, the Debtor filed the Motion Of Debtor (A) To Establish Bidding Procedures And To Approve A Break-Up Fee In Connection With The Sale Of The Debtor's Interest In Certain Property Of The Estate And (B) To Approve The Form And Manner Of Notice ("Procedures Motion") with respect to the Purchase Agreement, and the Debtor's Motion for Approval of the Sale of the Debtor's Interest in Property of the Estate Free and Clear of Liens, Claims and Encumbrances Pursuant to 11 U.S.C. (S) 363(b) and (f) and Federal Rule of Bankruptcy Procedure 6004 ("Sale Motion")

     F. The Committee expressed its intention to object to various provisions of the Procedures Motion and Notice and the Sale Motion, which objections were resolved through the modification of the terms of the Purchase Agreement as set forth in the Stipulation and Order in Lieu of Objection, entered by the Court on or about April 6, 1998 ("Stipulation").

     G. The Stipulation provides for the creation and funding of an escrow account in connection with the Purchase Agreement. This Agreement is delivered in furtherance of the Stipulation.
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     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto do hereby agree as follows:

     1. The foregoing recitals are hereby incorporated in this Agreement as though set forth at length herein.

     2.    Appointment of Escrow Agent.  Debtor, Buyer and the Committee hereby
           ---------------------------
appoint Escrow Agent, and Escrow Agent hereby accepts such appointment, as the escrow agent hereunder. Escrow Agent agrees to comply with the terms and conditions hereof. The Escrow Agent's appointment hereunder shall terminate as provided in paragraph 3.

     3.    Term of Agreement; Termination and Appointment of Successor Agent.
           -----------------------------------------------------------------
This Agreement shall automatically terminate upon the latest to occur of:

           a. The latest to occur of any of the following conditions ("Failure Conditions"): (i) Buyer is not the Successful Bidder (as defined in the Procedures Motion and the Sale Motion) at the auction to be held on or about April 23, 1998, or any time thereafter as the Court may direct;
      (ii) the sale of the MAC Shares and MAC Warrants to Buyer is not confirmed by the Court after the auction takes place; (iii) the sale of the MAC Shares and MAC Warrants to Buyer does not close within the time contemplated and required by the Purchase Agreement; or (iv) after approval of the Purchase Agreement by a final, non-appealable Order of the Court, the occurrence of any terminating event specified in Article 11 of the Purchase Agreement. Upon termination of this Agreement as a result of the occurrence of one of the Failure Conditions, the Escrow Agent shall immediately (x) distribute all of the Escrowed Funds and any and all accrued interest and earnings thereon to Buyer and (y) surrender the Letter of Credit (as defined below) to Buyer and neither Buyer nor the issuer of the Letter of Credit shall have any further liability under the Letter of Credit, at which time the Escrow Agent's appointment shall automatically terminate.

           b. In the event none of the Failure Conditions shall occur, the Escrow Agent's appointment shall automatically terminate upon the distribution of all of the Escrowed Funds and VDC Shares in accordance herewith. Prior to the automatic termination as provided for in this paragraph 3(b), the appointment of the Escrow Agent may be terminated upon the written consent of (i) Buyer and (ii) either (x) Debtor or (y) the Committee, and a successor escrow agent shall be appointed satisfactory to Buyer, Debtor and the Committee.

      4.    Escrowed Funds.  The "Escrowed Funds" shall comprise a fund to be
            --------------
created by Buyer equal to $2.6 million. The Escrowed Funds shall be established with a minimum amount of cash in the amount of $1.25 million ("Cash Portion"), and the balance may be funded in cash or through an unconditional and irrevocable standby letter of credit for the benefit of Debtor ("Letter of Credit"), or such other structure reasonably acceptable to the Committee. The Escrow Agent

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

shall hold the Escrowed Funds for the payment of Closing Date Claims, Bar Date Claims, Pre-Petition Settlements and Other Allowed Claims (each as defined below).

      5.    Delivery of Escrowed Funds and VDC Shares to Escrow Agent.   The
            ---------------------------------------------------------
Escrowed Funds shall be delivered to the Escrow Agent within two (2) business days after the date upon which this Agreement is fully executed. At Closing (as defined in the Purchase Agreement), the Buyer shall deliver to the Escrow Agent in furtherance of Section 4(b) of the Stipulation and subject to adjustment provided for in paragraph 8 below, 5.3 million newly issued shares of common stock, par value $2.00 per share, of Buyer (the "VDC Shares").

      6.    Investment of Escrowed Funds.  Escrow Agent shall deposit the Cash
            ----------------------------
Portion in a money market account(s) in Escrow Agent's name for the benefit of Seller and Buyer (such account(s) shall be referred to hereinafter as "Escrow Account"). Escrow Agent shall invest the Cash Portion in a money market or federally-backed investment in Buyer's discretion. Escrow Agent agrees at all times to maintain and keep the Cash Portion and any and all interest and earnings thereon in the Escrow Account and to otherwise invest and disburse the Escrowed Funds and any and all interest and earnings thereon in accordance herewith. Escrow Agent shall keep the Escrowed Funds received by it hereunder and any and all interest and earnings thereon separate and distinct from funds owned by itself or others. Interest and all other earnings on the Cash Portion shall accrue and inure solely for the benefit of Buyer and shall not be added to or become part of the Escrowed Funds.

      7.    Order of Escrowed Funds Distributed.  The Escrow Agent shall first
            -----------------------------------
utilize the entire Cash Portion of the Escrowed Funds to make distributions as set forth herein prior to drawing upon the Letter of Credit to make such distributions. The Escrow Agent shall not be responsible for the validity of the Letter of Credit or the failure of the issuer to honor a draw request.

      8.    Distribution of the Escrowed Funds and VDC Shares.
            -------------------------------------------------

            a. At or before Closing, the Debtor shall deliver to the Escrow Agent a schedule containing the amounts and names of the holders of all priority unsecured and general unsecured claims which, as of the Closing Date (as defined in the Purchase Agreement), are scheduled by the Debtor as fixed and liquidated, unsecured claims against the Debtor's estate and for which no proof(s) of claim has been filed or for which proof(s) of claim have been filed in the scheduled or a lesser amount ("Closing Date Claims"). At Closing, the Escrow Agent shall deliver to Debtor from the Escrowed Funds cash in an amount equal to the Closing Date Claims for distribution to the holders of Closing Date Claims.

            b. Upon the later of (i) Closing or (ii) the entry of a final, non-appealable Order by the Court approving or ratifying the settlement agreements entered into by the Debtor prior to the commencement of the Case ("Pre-Petition Settlements"), or otherwise authorizing a settlement and compromise upon the terms of, the Pre-Petition Settlements, including an Order confirming a plan of reorganization providing for such approval, ratification, or authorization, the Escrow Agent shall deliver to Debtor or the disbursing

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

      agent under such plan, as the case may be, cash and a portion of the VDC Shares in an amount equal to that to be distributed pursuant to the Pre-Petition Settlements. In the event Debtor fails to obtain a final, non-appealable Order approving or ratifying any of the Pre-Petition Settlements, or otherwise authorizing a settlement and compromise upon the terms of such Pre-Petition Settlement, then any resulting claim asserted against the Debtor's estate shall constitute a Disputed Claim and treated in accordance with paragraph 8(d) below.

             c. Within seven (7) days after May 15, 1998 (the "Bar Date"), Debtor shall deliver to the Escrow Agent, Buyer and the Committee a schedule containing the amounts and names of holders of all claims, other than the Closing Date Claims, as to which, as of the Bar Date, proof(s) of claim have been filed in the scheduled or a lesser amount than that which was scheduled by the Debtor (collectively, the "Bar Date Claims"). Within five (5) days after delivery by the Debtor of such schedule, the Escrow Agent shall deliver to Debtor from the Escrowed Funds cash in an amount equal to the Bar Date Claims for distribution to the holders of Bar Date Claims.

             d. All claims against the Debtor's estate other than the Closing Date Claims, the Pre-Petition Settlements and the Bar Date Claims constitute "Disputed Claims." From time to time, and to the extent that any Disputed Claim becomes an allowed claim pursuant to a final, non-appealable Order of the Court ("Other Allowed Claims"), the Escrow Agent shall deliver to Debtor or the disbursing agent under a plan of reorganization confirmed in the Debtor's case, as the case may be, for distribution to the holder(s) thereof, cash and/or a portion of the VDC Shares having an aggregate value equal to the aggregate amount of the Other Allowed Claim; and shall disburse to Buyer the 60% Credit (as defined below) for each Other Allowed Claim.

             e. After payment of all Closing Date Claims, Pre-Petition Settlements, Bar Date Claims, and Other Allowed Claims, the Escrow Agent shall make a final distribution: (a) To the Buyer: (i) of cash in an amount equal to the sum of the disallowed amount of Disputed Claims not previously disbursed as part of the 60% Credit, plus the Cash Portion funded in excess of the cash required to pay the Closing Date Claims, Bar Date Claims, cash paid under Pre-Petition Settlements, and cash paid to holders of Other Allowed Claims, plus all interest and other earnings on the Escrowed Funds, and (ii) of the "Returned Shares," defined as a portion of the VDC Shares in an amount equal to the difference between (x) the total amount of the Escrowed Funds distributed on account of the Closing Date Claims, Bar Date Claims, Pre-Petition Settlements and Other Allowed Claims and (y) the Indebtedness (as defined in the Purchase Agreement) plus the fee incurred by Buyer to obtain the Letter of Credit, divided by the value of the VDC stock valued consistently with paragraph 14 of the Motion; and (b) To the Debtor: of all of the VDC Shares remaining after distribution of the Returned Shares to Buyer (equal to 5,300,000 shares less the Returned Shares).

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

       9.   60% Credit.  The "60% Credit" shall constitute a reduction in
            ----------
Buyer's liability under the Letter of Credit and/or a payment in cash to Buyer, whichever Buyer may from time to time elect in writing, in an amount equal to 60% of the disallowed portion of any Disputed Claim. In the event Buyer has elected to receive a reduction in its liability under the Letter of Credit, the Escrow Agent shall as is necessary to implement paragraph 8(e) hereof, send written notice of the 60% Credit(s) to the financial institution issuing the Letter of Credit.

      10.   Consent to Distributions.  Notwithstanding any other provision of
            ------------------------
the Agreement to the contrary, no distribution of the Escrowed Funds or VDC Shares shall be made under this Agreement or otherwise, unless the Escrow Agent has the written consent of Buyer, Debtor and the Committee to any such proposed distribution, which consent shall not be unreasonably withheld.

      11.   Fees of Escrow Agent.  The Escrow Agent shall not be entitled to
            --------------------
any compensation or reimbursement of expenses on account of its services as Escrow Agent directly from the Escrowed Funds; however, the Escrow Agent shall be entitled to be compensated for its services from funds otherwise available for distribution to the holders of administrative expense claims, subject to Court approval under Code (S)(S) 330, 331, and/or 503.

      12.   Duties Ministerial.  The duties of Escrow Agent are entirely
            ------------------
ministerial and not discretionary. Escrow Agent may rely upon any order of court, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been entered of record.

      13.   Release of, and Covenant not to Sue, Escrow Agent.  In consideration
            -------------------------------------------------
for the Escrow Agent's agreement to perform its duties under this Agreement, Buyer, Debtor and Committee, and their respective shareholders, partners, officers, employees, agents, successors and assigns, jointly and severally, hereby waive any suit, claim, demand or cause of action of any kind which any of them may have or may assert against Escrow Agent arising out of or relating to the execution or performance by Escrow Agent of its duties under this Agreement, unless such suit, claim or demand or cause of action arises from the gross negligence or willfulness of Escrow Agent. Buyer, Debtor and Committee, jointly and severally, hereby irrevocably covenant not to sue or commence or join in any proceedings, whether legal, equitable or otherwise, against Escrow Agent on account of any act or omission to act on the part of Escrow Agent, unless such action or omission was willful or grossly negligent. Further, to induce Escrow Agent to act hereunder, the parties hereto agree to indemnify, defend and hold Escrow Agent harmless from any liability incurred by any action taken or omission by Escrow Agent, except for gross negligence or willful acts, including, but not limited to its reasonable attorneys' fees and costs in connection therewith.

      14.   Conflict Waiver.  After consultation with their respective counsel,
            ---------------
the parties hereto waive any actual and/or potential conflict of interest between the parties hereto and the Escrow Agent, or any future conflicts which may arise during the course of performance of this Agreement or the administration of the Case resulting from the Escrow Agent's execution and performance of this Agreement.

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      15.   Disputes.  In the event of any disputes regarding the Escrowed
            --------
Funds, including without limitation their distribution, use, or ownership, the Escrow Agent shall implead the Escrowed Funds to the Court.

      16.   Notices.  All notices, demands, requests and other communications
            -------
required or permitted hereunder shall be in writing and shall be deemed to be delivered (a) when actually transmitted via facsimile, or (b) one day following deposit with a nationally recognized overnight carrier, addressed to the addressee as follows:

 (a)  If to Buyer:    Frederick A. Moran, Chief Executive Officer
                      VDC Corporation, Ltd.
                      27 Doubling Road
                      Greenwich, CT 06830
                      (203) 869-1430 (Fax)

      with copies to: Stuart M. Brown, Esquire
                      Buchanan Ingersoll Professional Corporation
                      11 Penn Center, 14th Floor
                      1835 Market Street
                      Philadelphia, PA  19103
                      (215) 665-8760 (Fax)

 (b)  If to Debtor:   Michael Richard, President
                      PortaCom Wireless, Inc.
                      10061 Talbert Avenue, Suite 200
                      Fountain Valley, CA 92708
                      (714) 593-3264 (Fax)

      with copies to: Francis A. Monaco, Jr., Esquire
                      Walsh and Monzack, P.A.
                      1201 Orange Street, Suite 400
                      Wilmington, DE 19899
                      (302) 656-2769 (Fax)

                      and

                      Michael C. Forman, Esquire
                      Klehr, Harrison, Harvey, Branzburg & Ellers LLP 1401 Walnut Street
                      Philadelphia, PA 19102
                      (215) 568-6603 (Fax)

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

  (c)  If to Committee:     Francis J. Lawall, Esquire
                            Pepper Hamilton LLP
                            3000 Two Logan Square
                            Eighteenth and Arch Streets
                            Philadelphia, PA 19103-2799
                            (215) 981-4750 (Fax)

  (d)  If to Escrow Agent:  Jeffrey Kurtzman, Esquire
                            Klehr, Harrison, Harvey, Branzburg & Ellers LLP 1401 Walnut Street
                            Philadelphia, PA 19102
                            (215) 568-6603 (Fax)

       17.    Substitution of Letter of Credit.  In the event Buyer initially
              --------------------------------
funds the entire Escrowed Funds in cash, Buyer may thereafter elect to substitute up to $1.35 million of the Escrowed Funds with an unconditional and irrevocable standby letter of credit for the benefit of Debtor, which shall be presented upon terms reasonably acceptable to Debtor and the Committee, and shall deliver such letter of credit to the Escrow Agent, who shall treat such letter of credit as if it was the Letter of Credit and had been delivered to the Escrow Agent initially under the terms of this Agreement. Upon receipt of such letter of credit, the Escrow Agent shall release to Buyer cash from the Escrowed Funds in an amount equal to the face value of such letter of credit.

       18.    Savings Clause.  In the event that any provision of this Agreement
              --------------
or its application to any person or circumstance shall be finally determined by the court to be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

       19.    Interpretation.  This Agreement shall be interpreted in accordance
              --------------
with the laws of the Commonwealth of Pennsylvania for contracts made and performed within the Commonwealth.

       20.    Binding Effect.  This Agreement shall be binding upon and inure to
              --------------
the benefit of the parties hereto, and their respective successors and assigns, including any trustee appointed or elected pursuant to Code (S)(S) 701 and 702. The terms and conditions of this Agreement, the rights and the obligations of the parties and their respective successors and assigns shall survive any and all breaches and/or defaults under this Agreement and any such other events as may occur as herein provided.

       21.    Jurisdiction.  The United States Bankruptcy Court for the District
              ------------
of Delaware, or any other court exercising jurisdiction over the Debtor's estate, shall have exclusive jurisdiction to enforce the terms and conditions of this Agreement and enter any and all appropriate injunctions, contempt orders, orders for specific performance and other relief as may be just and equitable.

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

       22.    Captions.  The titles and captions used herein are for reference
              --------
only and shall not constitute a part of this Agreement or construed as having any legal effect.

       23.    Counterparts.  This Agreement may be executed in one or more
              ------------
counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same document.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above-written.

                                       VDC CORPORATION, LTD.


                                       By: /s/ Frederick A. Moran
                                           -----------------------
                                           Frederick A. Moran,
                                           Chairman and Chief Executive Officer


                                       PORTACOM WIRELESS, INC.


                                       By: /s/ Michael A. Richard
                                           ----------------------
                                           Michael A. Richard
                                           President


                                       OFFICIAL COMMITTEE OF UNSECURED
                                        CREDITORS


                                       By: /s/ J. MICHAEL CHRISTIANSEN
                                           ---------------------------
                                           J. Michael Christiansen
                                           Chairman

                                       ESCROW AGENT -
                                       KLEHR, HARRISON, HARVEY, BRANZBURG
                                        & ELLERS LLP


                                       By: /s/ JEFFREY KURTZMAN
                                           --------------------
                                           Jeffrey Kurtzman
                                           A Member of the Firm

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